QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

EXCHANGE AGREEMENT

        THIS EXCHANGE AGREEMENT (this "Agreement") is dated as of the 11th day of December, 2002, between ANADARKO E&P COMPANY LP, a Delaware limited partnership, whose address is 1201 Lake Robbins Drive, The Woodlands, Texas 77380, (hereinafter referred to as "AEPC"), and WARREN RESOURCES, INC., a Delaware Corporation, whose address is 489 Fifth Avenue, 32nd Floor, New York, New York 10017 (hereinafter referred to as "Warren").

        WHEREAS, AEPC owns interests in various oil and gas properties located in Carbon County, Wyoming, either of record or beneficially, in which it desires to exchange a partial interest for a partial interest in various oil and gas properties located in Carbon County, Wyoming, owned by Warren, either of record or beneficially, pursuant to the terms and conditions of this Agreement.

        WHEREAS, with respect to AEPC's interest in the Assets (as defined in Section 1.2) (the "AEPC Assets"), AEPC is the Assignor and Warren is the designated Assignee; and with respect to Warren's interest in the Assets (the "Warren Assets"), Warren is the Assignor and AEPC is the designated Assignee. As used in this Agreement, the singular terms "Assignor" and "Assignee" shall apply to both AEPC and Warren in their aforementioned respective capacities as such, unless otherwise specified.

        WHEREAS, the parties may desire to effect a like-kind exchange of property under Section 1031 of the Internal Revenue Code, in connection with the transaction to be undertaken between AEPC and Warren.

        WHEREAS, immediately following the consummation of the transactions contemplated by this Agreement, the parties hereto have agreed to enter into a Joint Exploration Agreement (so called herein) dated effective as of the Effective Date and attached hereto as Exhibit G providing for the joint exploration and development of, among other lands, the Assets.

        WHEREAS, any capitalized terms used hereunder shall have the meanings as set forth in Article 13 of this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
Exchange

        1.1    Exchange

        At Closing, and upon the terms and subject to the conditions of this Agreement, Assignor agrees to convey and assign to Assignee and Assignee agrees to accept the Assets, and AEPC shall (i) tender to Warren Twelve Million Dollars ($12,000,000) ("Cash Consideration"); (ii) pay to Warren as and when due a deferred payment of Six Million Dollars ($6,000,000) ("Deferred Payment") pursuant to the terms and conditions more particularly described in Section 1.5; (iii) reimburse Warren for certain development costs in the amount of $3,439,613.66; this being 100% of the costs paid by Warren for the period from August 1, 2002 through November 26, 2002 ("Reimbursed Development Costs"); and (iv) reimburse Warren for certain costs incurred in compliance with the National Environmental Policy Act ("NEPA") in the amount of $723,446.54; this being 100% of the costs paid by Warren prior to November 26, 2002, in connection with the EIS and all environmental assessments (EA), except the EA prepared for the Sun Dog unit ("Reimbursed NEPA Costs").

        1.2    Assets

        As used herein, the term "Assets" means, subject to the terms and conditions of this Agreement, an undivided fifty percent (50%) of Assignor's right, title and interest in and to the following:

          (a)  All right, title and interest of Assignor in and to all of the oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, carried interests, farmout rights, options, and other properties and interests described on Exhibit A with respect to AEPC as Assignor and Exhibit B with respect to Warren as Assignor, subject to such depth limitations and other restrictions as may be set forth on Exhibits A and B (collectively, the "Leases"), together with each and every kind and character of right, title, claim, and interest that Assignor has in and to the Leases or pooled, unitized, communitized or consolidated therewith (the "Lands");

          (b)  All right, title and interest of Assignor in and to active oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including the interests in the wells shown on Exhibit A-1 attached hereto with respect to AEPC as Assignor and Exhibit B-1 attached hereto with respect to Warren as Assignor, but excluding the Sun Dog Wells (as hereinafter defined) (the "Wells");

          (c)  All leasehold interest of Assignor in or to any areas that have been formally pooled, unitized, communitized or consolidated and approved by the applicable Governmental Body with any Lands or all or a part of any Leases or any Wells, including those pools or units shown on Exhibit A-2 attached hereto with respect to AEPC as Assignor and Exhibit B-2 attached hereto with respect to Warren as Assignor (the "Units") (the Units, together with the Leases, Lands and Wells, being hereinafter referred to as the "Properties"), and including all leasehold interest of Assignor in production from any such Unit, whether such Unit production comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

          (d)  All of Assignor's interest in, to and under or derived from all contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, to the extent applicable to the Properties rather than Assignor's other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, participation agreements, exchange agreements, compressor rental agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the production of oil and gas and other minerals and products produced in association therewith from the Properties (as identified on Exhibit C under the heading "Contracts" and hereinafter collectively referred to as "Contracts"), but excluding that certain Gas Gathering, Processing, Dehydrating and Treating Agreement dated March 1, 2002, between Petroleum Development Corporation (a wholly owned subsidiary of Warren), and Williams Field Services Company covering lands more particularly described therein, and any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to Section 5.4 and provided that "Contracts" shall not include the instruments constituting the Leases;

          (e)  All right, title and interest of Assignor in or to all easements, permits, water disposal agreements and permits, agreements with surface owners, surface use agreements, licenses, servitudes, rights-of-way, surface leases and other surface rights ("Surface Contracts") appurtenant to, and used or held for use primarily in connection with the Properties (as identified on Exhibit C under the heading "Surface Contracts", excluding any permits and other appurtenances to the extent transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to Section 5.4;

          (f)    All right, title and interest of Assignor in all equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use primarily in connection with the operation of the Properties including any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, field compressors, compressor PODs, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities as identified on Exhibit D attached hereto (the "Equipment");

          (g)  All right, title, and interest of Assignor in and to all oil, gas, condensate, and other minerals produced from or attributable to the Leases, Lands, and Wells from and after the Effective Date and all oil, gas, condensate and imbalances with co-owners and/or pipelines and all make-up rights with respect to take-or-pay payments;

          (h)  All right, title, and interest of Assignor in and to all lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, land surveys, a non-exclusive limited license, as described in Exhibit E, in favor of Assignee, at Assignee's request, to use proprietary geologic and geophysical data which Assignor has a right to license (excluding interpretations thereof), and if Assignor does not have the right to license such data, then Assignor will grant Assignee access to such data in order to review the same subject to any applicable third-party restrictions, non-confidential logs, maps, engineering data and reports, reserve studies and evaluations, and files and all other books, records, data, files, maps and accounting records related primarily to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to Section 5.4 (ii) computer software (iii) work product of Assignor's legal counsel (other than title opinions) and (iv) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the "Records"); provided, however, that Assignor may retain the originals of such files and other records as Assignor has determined may be required for litigation, Tax, accounting, and auditing purposes and provide Assignee with copies thereof, excluding, however, the Excluded Assets (as defined in Section 1.3).

        1.3    Excluded Assets Reserved by Assignor

        Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the exchange contemplated hereby (collectively, the "Excluded Assets"):

          (a)  All rights to any refunds of taxes or other costs or expenses borne by Assignor or Assignor's predecessors in interest and title attributable to periods prior to the Effective Date.

          (b)  All rights and obligations relating to claims and causes of action arising or existing prior to the Effective Date as to revenues and all other issues.

          (c)  Assignor's area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Assignor's business generally.

          (d)  All trade credits, accounts receivables, notes receivables, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Date.

          (e)  All seismic data and interpretive maps.

          (f)    The wells and lands described in Exhibit B-3 (the "Sun Dog Wells").

          (g)  Fee mineral interest, royalties, overriding royalties and net profits interest.

          (h)  That certain Gas Gathering, Processing, Dehydrating and Treating Agreement dated March 1, 2002, between Petroleum Development Corporation (a wholly owned subsidiary of Warren), and Williams Field Services Company covering lands more particularly described therein.

        1.4    Tax-Free Like-Kind Exchange

        Assignee agrees to cooperate (at no cost or liability to Assignee) with Assignor so that Assignor's transfer of the Assets to Assignee shall, at Assignor's election, be accomplished in a manner enabling the transfer to qualify as a part of a like-kind exchange of property by Assignor within the meaning of Section 1031 of the Code. If Assignor so elects, Assignee shall reasonably cooperate with Assignor to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Assignor reasonably requests in order to accomplish the exchange and pay the Cash Consideration and Deferred Payment in a manner which enables such transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, and Assignee agrees that Assignor may assign its rights (but not its obligations) under this Agreement to an escrow agent acting as a qualified intermediary under United States Treasury Regulations, to qualify the exchange and transfer of the Cash Consideration and Deferred Payment as a part of a like-kind exchange of property within the meaning of Section 1031 of the Code.

        1.5    Deferred Payment

        (a)  The Deferred Payment shall be paid in three annual installments, each of which will be in an amount equal to the difference, if any, between $ 2,000,000 and the sum of (i) the Development Costs (as defined in Section 1.5(b)) paid by AEPC in the preceding twelve-month (12) period, plus (ii) the NEPA Costs (as defined in Section 1.5(c)) paid by AEPC in the preceding twelve-month (12) period, plus (iii) Title Defect Amounts which are determined after Closing. The first installment will be due and payable on July 31st of 2003, the second installment will be due and payable on July 31st of 2004, and the third and final installment will be due and payable on July 31st of 2005. AEPC at its sole option may elect to continue to pay the Development Costs and/or NEPA Costs in excess of $2,000,000.00 during any above-described twelve-month period and any payments in excess of the installment of the Deferred Payment then due shall be credited against the next installment of the Deferred Payment due hereunder; however, the aggregate Deferred Payment shall not exceed $6,000,000.00. Warren shall promptly refund to AEPC any amounts paid hereunder in excess of $6,000,000.00.

        (b)  For purposes of this Section 1.5, Development Costs shall include (i) fifty percent (50%) of the Reimbursed Development Costs and (ii) Warren's share of the costs, other than NEPA Costs, incurred pursuant to the terms of the Joint Exploration Agreement, including costs for lease acquisition and lease maintenance, geological and geophysical activities, facility construction and operation, and all Costs (as defined therein) incurred under an applicable unit or joint operating agreements entered into pursuant to the terms of the Joint Exploration Agreement.

        (c)  For purposes of this Section 1.5, NEPA Costs shall include (i) fifty percent (50%) of: (A) that portion of the Reimbursed NEPA Costs attributable to NEPA compliance with respect to the Atlantic Rim Coalbed Methane Project Environmental Impact Statement ("Atlantic Rim EIS") proportionately reduced by any of such amounts reimbursed to AEPC by third parties on or before the first anniversary of the Effective Date pursuant to the terms of any cost sharing agreement entered into with such third party, and (B) that portion of the Reimbursed NEPA Costs attributable to NEPA compliance with respect to Environmental Assessments ("EA") prepared for operations within the area subject to the Joint Exploration Agreement, except for the Environmental Assessment prepared for the Sun Dog Unit; (ii) Warren's share of costs for NEPA compliance with respect to the Atlantic Rim EIS, including defense of NEPA documents applicable to the Atlantic Rim EIS before administrative appeal boards and district courts, incurred pursuant to the terms of the Joint Defense/Cost Sharing Agreement ("Cost Sharing Agreement") in the form attached hereto as Exhibit H dated as of the Closing Date and entered into between AEPC and Warren paid by AEPC on behalf of Warren; and (iii) fifty percent (50%) of the costs attributable to NEPA compliance with respect to any and all EAs, excluding the EA prepared for the Sun Dog Unit, triggered by operations conducted under the Joint Exploration Agreement or applicable unit or joint operating agreement entered into pursuant to the terms thereof, including defense of NEPA documents before administrative appeal boards and district courts, incurred pursuant to the terms of the Cost Sharing Agreement and paid by AEPC on behalf of Warren.

ARTICLE II
Effective Date; Proration of Costs and Revenues

        2.1    Effective Date

        The effective date of the exchange of Assets provided for in this Agreement shall be August 1, 2002, at 7:00 a.m. Mountain Standard Time for all purposes, including apportionment of revenues, expenses and production (hereinafter referred to as the "Effective Date").

        2.2    Proration of Costs And Revenues

        Assignee shall be entitled to fifty percent (50%) of all production from or attributable to the Leases, Units and Wells at and after the Effective Date (and all products and proceeds attributable thereto), and fifty percent (50%) of all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Date, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs (as hereinafter defined) incurred at and after the Effective Date. Assignor shall be entitled to all production from or attributable to Leases, Units and Wells prior to the Effective Date (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Date, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Date. "Earned" and "incurred", as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and the Council of Petroleum Accountants Society (COPAS) standards. "Property Costs" means all operating expenses (including without limitation costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, except as otherwise specifically provided herein with respect to liabilities, losses, costs, and expenses attributable to (i) claims, investigations, administrative proceedings or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits, (iii) obligations to remediate any contamination of groundwater, surface water, soil or Equipment under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) gas balancing obligations and (vi) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense. For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.2, (i) liquid hydrocarbons shall be deemed to be "from or attributable to" the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous hydrocarbons shall be deemed to be "from or attributable to" the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Date, except that production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Date. In each case, Assignee shall be responsible for the portion allocated to the period at and after the Effective Date, limited to its proportionate share thereof, and Assignor shall be responsible for the portion allocated to the period before the Effective Date.

ARTICLE III
Adjustments to Cash Consideration

        The Cash Consideration for the Warren Assets shall be adjusted as follows with all such amounts being determined in accordance with generally accepted accounting principles and COPAS standards:

          (a)  Reduced by the aggregate amount of the following proceeds received by Warren between the Effective Date and the Closing Date (with the period between the Effective Date and the Closing Date referred to as the "Adjustment Period"): (i) fifty percent (50%) of the proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales or excise Taxes not reimbursed to Warren by the purchaser of production) produced from or attributable to the Properties during the Adjustment Period, and (ii) fifty percent (50%) of any other proceeds earned with respect to the Warren Assets during the Adjustment Period;

          (b)  Reduced in accordance with Section 5.4 (i) with respect to which preferential purchase rights have been exercised prior to Closing or (ii) that cannot be transferred at Closing due to unwaived requirements for consent to the assignments contemplated hereby;

          (c)  Reduced as a result of Title Defects for which the Title Defect Amount has been determined prior to Closing by the Title Defect Amount;

          (d)  Increased by the amount of fifty percent (50%) of all Property Costs and other costs attributable to the ownership and operation of the Warren Assets which are paid by Warren and incurred at or after the Effective Date;

          (e)  Increased by the amount of the purchase price paid by Warren (at actual cost) for additional oil and gas leases covering the Project Area since the Effective Date, as reflected in the Preliminary Settlement Statement described in Section 9.2(g) hereof, provided that Warren shall promptly pay AEPC fifty percent (50%) of any such amounts subsequently refunded to Warren, and

          (f)    Increased or decreased, as appropriate, pursuant to the provisions of Section 7.7.

ARTICLE IV
Representations and Warranties

        Assignor and Assignee as applicable, represent and warrant, such representations and warranties being material to this Agreement, that as of the Effective Date and the Closing Date as those terms are hereinafter defined in this Agreement:

        4.1    Existence and Qualification.

        AEPC is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware acting through its general partner Anadarko General Resources LLC, a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign partnership where the Assets are located.

        Warren is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign corporation where the Assets are located.

        4.2    Power

        Assignor has the partnership and corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

        4.3    Authorization and Enforceability

        The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary partnership and corporate action on the part of Assignor. This Agreement has been duly executed and delivered by Assignor (and all documents required hereunder to be executed and delivered by Assignor at Closing will be duly executed and delivered by Assignor) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Assignor, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        4.4    No Conflicts

        The execution, delivery and performance of this Agreement by Assignor, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation, limited liability company documents, limited partnership documents or bylaws of Assignor, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Assignor is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Assignor as a party in interest, (iv) violate any Laws applicable to Assignor or any of the Assets, except for (a) rights to consent by, required notices to, and filings with or other actions by Governmental Bodies where the same are not required prior to the assignment of oil and gas interests, require any filing with, notification of or consent, approval or authorization of any Governmental Body except any matters described in clauses (ii), (iii) or (iv) or above which would not have a Material Adverse Effect.

        4.5    Liability for Brokers' Fees

        Assignee shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Assignor, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

        4.6    Litigation

        Except as set forth in Schedule 4.6, (a) no investigation, proceeding, action, suit, or other legal proceeding of any kind or nature before any Governmental Body or arbitrator (including any take-or-pay claims) is pending or, to Assignor's knowledge, threatened with respect to the Assets, or Assignor (with respect to any of the Assets), or either of them, or with respect to the ownership, operation, development, maintenance, or use of any thereof, and (b) no notice in writing from any Governmental Body or any other Person has been received by Assignor claiming any violation of or noncompliance with any Law with respect to the Assets (including any such Law concerning the conservation of natural resources).

        4.7    Taxes and Assessments

        With respect to all Taxes related to the Assets, Assignor warrants and represents (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the "Tax Returns") relating to the Assets required to be filed on or before the Closing Date by Assignor with respect to any Taxes have been or will be timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and (b) such Tax Returns are true and correct in all material respects, and all Taxes reported on such Tax Returns have been paid.

        With respect to all Taxes related to the Assets, Assignor further warrants and represents (a) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (b) there are no administrative proceedings or lawsuits pending against the Assets or Assignor by any taxing authority; and (c) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.

        4.8    Outstanding Capital Commitments

        There are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Assignor reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Date other than those shown on Schedule 4.8 attached hereto.

        4.9    Compliance with Laws

        Except as disclosed on Schedule 4.9, the Assets and the Sun Dog Wells are, and Assignor's operation of the Assets and the Sun Dog Wells has been and currently is, in substantial compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets and the Sun Dog Wells, or the ownership, operation, development, maintenance, or use of any thereof.

        4.10    Contracts

        Assignor has paid its share of all costs (including without limitation Property Costs) payable by it under the Leases and Contracts, except those being contested in good faith. Assignor is not in default under any Contract except such defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 4.10 sets forth all of the following contracts, agreements, and commitments (excluding Leases and Surface Contracts and other Contracts that are of record) to which any of the Assets will be bound as of the Closing: (i) any agreement with any Affiliate; (ii) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Assignor's interest in the Assets that is not cancelable without penalty or other material payment on not more than 30 days prior written notice; (iii) any agreement of or binding upon Assignor to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the date hereof, other than conventional rights of reassignment arising in connection with Assignor's surrender or release of any of the Assets; and (iv) any tax partnership agreement of or binding upon Assignor affecting any of the Assets.

        4.11    Payments for Production

        All rentals, royalties, excess royalty, overriding royalty interests, production payments, and other payments due and/or payable by Assignor to mineral and royalty holders and other interest owners on or prior to the Closing Date with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been or will be properly and timely paid in the ordinary course of business, and Assignor is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.

        4.12    Gas Imbalances

        No Person is entitled to receive any portion of the Assignor's Hydrocarbons produced from the Assets or to receive cash or other payments to "balance" any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar. Assignor is not obligated to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets. Assignor is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements.

        4.13    Governmental Authorizations

        Assignor has obtained and is maintaining all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the "Governmental Authorizations") that are presently necessary or required for the ownership and operation of the Assets (including the Sun Dog Wells) as currently owned and operated (including, but not limited to, those required under Environmental Laws), the loss of which would, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) Assignor has operated the Assets in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no notices of violation have been received by Assignor, and no proceedings are pending or, to Assignor's knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by Assignor.

        4.14    Consents and Preferential Purchase Rights

        None of the Assets, or any portion thereof, is subject to any preferential rights to purchase or restrictions on assignment or required third-party consents to assignment, which may be applicable to the transactions contemplated by this Agreement, except for (i) governmental consents and approvals of assignments that are customarily obtained after Closing, (ii) preferential rights, consents and restrictions contained in easements, rights-of-way or equipment leases and (iii) preferential rights, consents and restrictions as are set forth on Schedule 4.14.

        4.15    Equipment

        To the best of Assignor's knowledge, the Equipment currently in use or necessary for the current production or operation of the Assets is in good working order, ordinary wear and tear excepted, and has been constructed and maintained in accordance with standard oilfield operating practices. All Equipment is located on the Assets and, except as otherwise indicated under the heading "Leased Equipment" on Exhibit D attached hereto, Assignor owns such Equipment. Subject to the foregoing, Assignee's acquisition of Assignor's interest in and to the Equipment is on a "WHERE IS, AS IS BASIS" and Assignor MAKES NO WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE PHYSICAL CONDITION OF THE ASSETS OR EQUIPMENT LOCATED THEREON, QUALITY, VALUE, FITNESS FOR PURPOSE, MERCHANTABILITY OR OTHERWISE.

        4.16    Payout Balances

        On or before ninety (90) days after the Closing, the Parties shall mutually determine and agree upon the status of any "payout" balance, as of the Effective Date, for the Wells and Units subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

        4.17    Condemnation

        To Assignor's knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

        4.18    Bankruptcy

        There are no bankruptcy, reorganization, or similar proceedings pending, being contemplated by or, to Assignor's knowledge, threatened against Assignor or any Affiliate.

        4.19    PUHCA/NGA

        Assignor is not (a) a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or an "affiliate" of a "subsidiary" of a "holding company," or a "public-utility company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (b) subject in any respect to the provisions of said act. No consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended. Assignor is not an interstate pipeline company within the meaning of the Natural Gas Act of 1938.

        4.20    Investment Company

        Assignor is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended or (b) subject in any respect to the provisions of said act.

        4.21    Plugging Status

        Except as set forth on Schedule 4.21, all Wells have been plugged and abandoned in accordance with all Laws.

ARTICLE V
Title Matters

        5.1    Assignor's Title

        (a)  Assignor represents and warrants to Assignee that Assignor's title to the interests shown on Exhibits A, B and B-1 as of the Effective Time is Defensible Title as defined in Section 5.2.

        (b)  The conveyance to be delivered by AEPC as Assignor shall be substantially in the form of Exhibit F-1 hereto and the conveyance to be delivered by Warren as Assignor shall be substantially in the form of Exhibit F-2 hereto (the "Conveyances") and contain the lesser of (i) a special warranty of title by, through and under Assignor to the Leases, subject to the Permitted Encumbrances, or (ii) the applicable warranty, if any, given or made by Assignor's predecessors, subject to the Permitted Encumbrances, but shall otherwise be without warranty of title, express, implied or statutory except that such Conveyances shall transfer to Assignee all rights or actions on title warranties given or made by Assignor's predecessors to the extent Assignor may legally transfer such rights.

        5.2    Definitions

        For this Article V the following definitions shall apply:

          (a)  "Defensible Title" shall mean, as to the title of the Assets, that, except for and subject to the Permitted Encumbrances (as defined herein), is deducible from the records in the county clerk and recorder's office where the records are located and deducible from the records of the applicable Bureau of Land Management Office ("BLM"), state land office ("State") or Tribal Agency Office ("Tribe"), as appropriate, and: (i) entitles Assignor to receive not less than the "Net Revenue Interest" set forth in Exhibits A, B and B-1 for each interest at all times for the life of the particular interest; (ii) obligates Assignor to bear costs and expenses relating to the maintenance, development, operation and production of Hydrocarbons from the interest in an amount not greater than the "Working Interest" set forth in Exhibits A, B and B-1 for the life of the particular interest; and (iii) is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges and other reasonable defects; subject to certain changes in the Working Interest and Net Revenue Interest that may occur depending on the status of payout. The Before Payout interest and After Payout interest are set forth on Exhibits A-1 and B-1.

          (b)  The term "Permitted Encumbrances," as used herein, shall mean any or all of the following:

            (i)    Lessors' royalties and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, impair Assignor's rights to receive proceeds of production from the affected Assets, reduce Assignor's Net Revenue Interests below that shown in Exhibits A, B and B-1 or increase Assignor's Working Interest above that shown in Exhibits A, B and B-1 without a corresponding increase in the Net Revenue Interest;

            (ii)    All leases, unit agreements, pooling agreements, operating agreements, and division orders applicable to the Assets, to the extent that they do not, individually or in the aggregate, reduce Assignor's Net Revenue Interests below that shown in Exhibits A, B and B-1 or increase Assignor's Working Interest above that shown in Exhibits A, B and B-1 without a corresponding increase in the Net Revenue Interest;

            (iii)    Preferential rights to purchase the Assets with respect to which waivers are obtained by Assignor from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired;

            (iv)    Third-party consent requirements and similar restrictions with respect to which waivers or consents are obtained by Assignor from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

            (v)    Liens for current taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

            (vi)    Materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by law), or if delinquent, being contested in good faith by appropriate actions;

            (vii)    All rights to consents by, required notices to, filings with, or other actions by any Governmental Body in connection with the sale or conveyance of oil and gas leases or interests therein if they are not required prior to the sale or conveyance;

            (viii)    Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not, individually or in the aggregate, impair Assignor's right to receive proceeds of production from the affected Assets, reduce Assignor's Net Revenue Interests below that shown in Exhibits A, B and B-1 or increase Assignor's Working Interest above that shown in Exhibits A, B and B-1 without a corresponding increase in the Net Revenue Interest; and

            (ix)    Validity of federal leases or beneficial interests in federal leases or non-issuance of federal leases covering lands on which a party has been successful bidder at a federal lease sale due to BLM's failure to comply with NEPA requirements prior to offering same for sale.

          (c)  The term "Title Defect" as used herein shall mean any lien, charge, encumbrance, obligation (including contract obligation), encroachment, irregularity, defect in, other matter (including without limitation a discrepancy in Net Revenue Interest or Working Interest) or objection to Assignor's title to the Assets (expressly excluding Permitted Encumbrances), that alone or in combination with other Title Defects renders Assignor's title to the Assets less than Defensible Title.

        5.3    Title Notice and Defect Remedies

        (a)  To assert a claim arising out of a breach of Section 5.1, Assignee must deliver claim notices to Assignor (each a "Title Defect Notice") on or before three (3) Business Days prior to the Closing Date (the "Title Claim Date"), except as otherwise provided under Sections 5.4 or 5.5. Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the interest affected by the Title Defect (each a "Title Defect Property"), and (iii) supporting documents reasonably necessary for Assignor (as well as any title attorney or examiner hired by Assignor) to verify the existence of the alleged Title Defect(s). Warren acknowledges receipt of the Title Defect Notice from AEPC on or before three (3) days prior to the Closing Date in accordance with this Section 5.3(a).

        (b)  Assignor shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time within seventy-five (75) days after the Closing (the "Cure Period"), unless the parties otherwise extend such period by mutual agreement, any Title Defects of which it has been advised by Assignee.

        (c)  Remedies for Title Defects.

          (i)    In the event that any Title Defect with respect to the Warren Assets is not waived by AEPC or cured on or before expiration of the Cure Period, Warren shall, at its sole election, elect to:

            (A)  retain the Property that is subject to such Title Defect and substitute therefor other properties of like value located within the boundaries of the Sun Dog Unit but outside the area covered by the Joint Exploration Agreement and agreed upon by Warren and AEPC; provided, however, if Warren owns no other acreage within the Sun Dog Unit, the properties of a like value located adjacent to the area covered by the Joint Exploration Agreement may be substituted therefor; or

            (B)  reduce the Cash Consideration by an amount agreed upon ("Title Defect Amount") pursuant to Section 5.3(d) or 5.3(e) by Warren and AEPC as being the value of such Title Defect, taking into consideration the value of the Property subject to the Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby.

    In the event that Warren elects to proceed under Section 5.3(c)(i)(A) and Warren and AEPC have failed to agree before the expiration of the Cure Period on the property to be substituted for the affected Property (which agreement Warren and AEPC shall use good faith efforts to reach), Warren shall then proceed with respect to such Title Defect under Section 5.3(c)(i)(B).

          (ii)  In the event that any Title Defect with respect to the AEPC Assets is not waived by Warren or cured on or before the expiration of the Cure Period, AEPC shall retain the Property that is subject to such Title Defect and substitute therefor other properties of like value agreed upon by AEPC and Warren (which agreement Warren and AEPC shall use good faith efforts to reach).

        (d)  The Title Defect Amount resulting from a Title Defect shall be determined as follows:

          (i)    if Warren and AEPC mutually agree on the Title Defect Amount (which they both shall be obligated to attempt to do in good faith), then that amount shall be the Title Defect Amount;

          (ii)  if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

          (iii)  if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest or percentage stated on Exhibits B or B-1 then the Title Defect Amount shall be the product of the value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest or percentage ownership decrease and the denominator of which is the Net Revenue Interest or percentage ownership stated on Exhibit B or B-1; and

          (iv)  if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Warren and AEPC and such other factors as are necessary to make a proper evaluation.

        (e)  Warren and AEPC shall attempt to agree on all Title Defect Amounts prior to the expiration of the Cure Period. If Warren and AEPC are unable to agree by the expiration of the Cure Period, the

Title Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 5.3(e). There shall be a single arbitrator, who shall be a title attorney with at least 10 years' experience in oil and gas titles in the State of Wyoming as selected by mutual agreement of Warren and AEPC within 15 days after the end of the Cure Period and absent such agreement, by the Houston office of the American Arbitration Association (the "Title Arbitrator"). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association; to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator's determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 5.3(d) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Warren and AEPC shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Title Arbitrator.

        5.4    Consents to Assignment and Preferential Rights to Purchase

        Assignor shall promptly prepare and send (i) notices to the holders of any required consents to assignment of any Assets requesting such consents and (ii) notices to the holders of any applicable preferential rights to purchase any Asset requesting waivers of such preferential rights to purchase. The consideration payable under this Agreement for any particular Assets for purposes of preferential purchase right notices for such Assets shall be agreed to by Assignor and Assignee prior to sending such notices. Assignor shall use commercially reasonable efforts to cause such consents and waivers of preferential rights to purchase (or the exercise thereof) to be obtained and delivered prior to Closing.

          (a)  Assignor shall notify Assignee at least three (3) Business Days prior to Closing of all required third-party consents to the assignment of the Assets to Assignee which have not been obtained and the Assets to which they pertain. In no event shall there be included in the conveyances at Closing any Asset subject to a consent requirement that provides that transfer of the Asset without consent will result in a termination or other material impairment of any rights in relation to such Asset. In cases where the Asset subject to such a requirement is a Contract and Assignee is assigned the Properties to which the Contract relates, but the Contract is not transferred to Assignee due to the unwaived consent requirement, Assignor shall continue after Closing to use commercially reasonable efforts to obtain such consent so that such Contract can be transferred to Assignee upon receipt of such consent. In cases where the Asset subject to such a requirement is a Property and the third-party consent to the sale and transfer of the Property is not obtained prior to the expiration of the Cure Period, Assignee may elect to treat the unsatisfied consent requirement as a Title Defect by giving Assignor notice thereof in accordance with Section 5.3(a), except that such notice must be given at least one (1) Business Day prior to the expiration of the Cure Period. If an unsatisfied consent requirement with respect to which a Cash Consideration adjustment is made under Section 5.3 is subsequently satisfied prior to the date of the final adjustment to the Cash Consideration under Article X, Assignor shall be paid the amount of the previous reduction in the Cash Consideration and the provisions of this Section 5.4 shall no longer apply.

          (b)  If any preferential rights to purchase any Properties are exercised prior to the expiration of the Cure Period, those Properties transferred to a third party as a result of the exercise of such preferential rights shall be treated as if subject to a Title Defect resulting in the complete loss of title and the Cash Consideration shall be reduced under Article III by the value for such Property. Assignor shall retain the consideration paid by the third party.

        5.5    Casualty or Condemnation Loss

        If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, Assignor shall immediately notify Assignee. Assignee shall have the option to either proceed with closing or treat the loss as a Title Defect and proceed in accordance with Section 5.3(c). Should Assignee elect to proceed with Closing, Assignor shall, at Closing, pay to Assignee all sums paid to Assignor by third parties by reason of such casualty or taking and shall assign, transfer and set over to Assignee or subrogate Assignee to all of Assignor's right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of Assignor and its and their directors, officers, employees and agents) arising out of the casualty or taking.

ARTICLE VI
Assumptions and Indemnities

        6.1    Disposal, Well Plugging, Lease Abandonment and Indemnity

        (a)  Assignor will remain liable for the assessment, remediation, removal, transportation, and disposal of wastes, asbestos, hazardous substances and naturally occurring radioactive material ("NORM") from the Assets in existence on or as of the Closing Date. As of the Closing Date, Assignor and Assignee will be liable commensurate with the interests owned by Assignor and Assignee in the AEPC Assets and Warren Assets for the assessment, remediation, removal, transportation, and disposal of wastes, asbestos, hazardous substances and NORM from the Assets and associated activities occurring after the Closing Date.

        (b)  Subject to Section 6.3 below, as of the Closing Date, Assignee shall assume liability for and agrees to comply with all laws and governmental regulations with respect to abandonment of wells and/or abandonment of the Assets limited to the interests conveyed at Closing including, where applicable, the plugging of wells, the compliance with laws or rules regarding inactive or unplugged wells, including bonding requirements, and restoration as specified in the Leases.

        (c)  EXCEPT AS OTHERWISE PROVIDED IN SECTION 6.2, ASSIGNEE AGREES TO RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD ASSIGNOR, ITS PARENT CORPORATION, SUBSIDIARIES AND AFFILIATES AND ALL OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FREE AND HARMLESS FROM AND AGAINST ANY AND ALL COSTS, EXPENSES, CLAIMS, DEMANDS, AND CAUSES OF ACTION OF EVERY KIND AND CHARACTER ARISING OUT OF, INCIDENT TO, OR IN CONNECTION WITH THE ABANDONMENT OF WELLS AND/OR ABANDONMENT OF AND PROPER DISPOSITION OF ANY ASSETS ON OR AFTER THE CLOSING DATE, LIMITED TO THE INTERESTS CONVEYED AT CLOSING, INCLUDING, WITHOUT LIMITATION, THE LEASES, PLATFORMS, STRUCTURES, PIPELINES, MATERIALS, LAND, WELLS, CASING, EQUIPMENT, AND OTHER PERSONAL PROPERTY, PLUGGING REQUIREMENTS OR EXCEPTIONS THERETO, INCLUDING BONDING REQUIREMENTS, REGARDLESS OF WHETHER THE LIABILITY THEREFOR IS BASED IN WHOLE OR IN PART UPON SOME ALLEGED ACT, NEGLIGENCE OR OMISSION OF ASSIGNOR, OR OF THE ASSIGNEE, OR OF SOME OTHER PARTY.

        6.2    Environmental Indemnification.

        Notwithstanding Section 6.3, ASSIGNOR HEREBY AGREES TO RELEASE, PROTECT, INDEMNIFY AND DEFEND ASSIGNEE, ITS PARENT CORPORATION, SUBSIDIARIES AND AFFILIATES AND ALL OF THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS HARMLESS FROM AND AGAINST ALL CLAIMS, DAMAGES, COSTS, DEMANDS, CAUSES OF ACTION, FINES, PENALTIES, AND LOSSES ("CLAIMS") (INCLUDING REASONABLE ATTORNEY'S FEES), LIMITED TO THE INTERESTS CONVEYED AT CLOSING, BROUGHT BY ANY PERSONS, INCLUDING, WITHOUT LIMITATION, ASSIGNEE'S AND ASSIGNOR'S, AND EITHER'S AFFILIATES', EMPLOYEES, AGENTS, OR REPRESENTATIVES AND ANY PRIVATE CITIZENS, PERSONS, ORGANIZATIONS, AND ANY AGENCY, BRANCH OR REPRESENTATIVE OF FEDERAL, STATE OR LOCAL GOVERNMENT, ON ACCOUNT OF ANY PERSONAL INJURY OR DEATH OR DAMAGE, DESTRUCTION, OR LOSS OF PROPERTY, CONTAMINATION OF NATURAL RESOURCES (INCLUDING WITHOUT LIMITATION, SOIL, AIR, SURFACE WATER OR GROUND WATER) RESULTING FROM OR ARISING OUT OF ANY LIABILITY OR OBLIGATION, ON OR BEFORE THE CLOSING DATE, CAUSED BY OR CONNECTED WITH ENVIRONMENTAL CONDITIONS, WHETHER OR NOT ATTRIBUTABLE TO ASSIGNOR'S ACTIVITIES OR THE ACTIVITIES OF ASSIGNOR'S OFFICERS, EMPLOYEES, OR AGENTS OR TO THE ACTIVITIES OF THIRD PARTIES, AND REGARDLESS OF WHETHER OR NOT ASSIGNOR WAS OR IS AWARE OF SUCH ACTIVITIES AND REGARDLESS OF WHETHER THE MATERIAL OR SUBSTANCE NOW EXISTS OR IS PRESENT ON THE ASSETS AND THE SUN DOG WELLS, OR HAS BEEN RELEASED, DISCHARGED, OR DISPOSED FROM THE ASSETS AND THE SUN DOG WELLS PRIOR TO ASSIGNMENT TO ASSIGNEE. THIS INDEMNIFICATION SHALL APPLY TO LIABILITY FOR VOLUNTARY ENVIRONMENTAL RESPONSE ACTIONS UNDERTAKEN PURSUANT EITHER TO THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT ("CERCLA"), AS SUCH MAY BE AMENDED FROM TIME TO TIME, OR TO ANY OTHER FEDERAL, STATE OR LOCAL LAW OR REGULATION.

        6.3    General Indemnification (Non-Environmental).

          (a)    AEPC Indemnity.

          EXCEPT AS PROVIDED IN SECTION 6.2 HEREIN, AEPC SHALL RELEASE, INDEMNIFY, HOLD HARMLESS AND DEFEND, WARREN, ITS PARENT CORPORATION, SUBSIDIARIES AND AFFILIATES AND ALL OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ALL CLAIMS (INCLUDING REASONABLE ATTORNEY'S FEES), WHICH ARE ASSERTED AT ANY TIME AGAINST WARREN, AND WHICH ARISE OUT OF, ARE RELATED TO, OR ARE IN ANY MANNER CONNECTED WITH: (i) THE OPERATION OR OWNERSHIP OF THE AEPC ASSETS, OR ANY PORTION THEREOF, PRIOR TO THE CLOSING DATE; (ii) THE OPERATION OR OWNERSHIP OF THE INTERESTS IN THE WARREN ASSETS CONVEYED TO AEPC AT CLOSING, OR ANY PORTION THEREOF, ON OR AFTER THE CLOSING DATE; OR (iii) THE BREACH BY AEPC OF ANY OF ITS OBLIGATIONS, COVENANTS, REPRESENTATIONS OR WARRANTIES HEREUNDER, SUBJECT TO SECTION 12.2, WHETHER OR NOT CAUSED BY THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE OF WARREN AND/OR CLAIM OF STRICT LIABILITY OR ANY CAUSE WHATSOEVER. NOTWITHSTANDING THE FOREGOING, THE INDEMNIFICATION CONTAINED WITHIN THIS SECTION 6.3(a) DOES NOT SUPERCEDE ANY ALLOCATION OF LIABILITIES CONTAINED IN ANY OPERATING AGREEMENT IN EFFECT BETWEEN THE PARTIES PURSUANT TO THE TERMS OF THE JOINT EXPLORATION AGREEMENT. IN NO EVENT SHALL AEPC BE LIABLE FOR OR BE OBLIGATED TO INDEMNIFY WARREN AGAINST EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES.

          (b)    Warren Indemnity.

          EXCEPT AS PROVIDED IN SECTION 6.2 HEREIN, WARREN SHALL RELEASE, INDEMNIFY, HOLD HARMLESS AND DEFEND AEPC, ITS PARENT CORPORATION, SUBSIDIARIES AND AFFILIATES AND ALL OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ALL CLAIMS (INCLUDING REASONABLE ATTORNEY'S FEES), WHICH ARE ASSERTED AT ANY TIME AGAINST AEPC, AND WHICH ARISE OUT OF, ARE RELATED TO, OR ARE IN ANY MANNER CONNECTED WITH: (i) THE OPERATION OR OWNERSHIP OF THE WARREN ASSETS AND THE SUN DOG WELLS, OR ANY PORTION THEREOF, PRIOR TO THE CLOSING DATE; (ii) THE OPERATION OR OWNERSHIP OF THE INTERESTS IN THE AEPC ASSETS CONVEYED TO WARREN AT CLOSING, OR ANY PORTION THEREOF, ON OR AFTER THE EFFECTIVE DATE; OR (iii) THE BREACH BY WARREN OF ANY OF ITS OBLIGATIONS, COVENANTS, REPRESENTATIONS OR WARRANTIES HEREUNDER, SUBJECT TO SECTION 12.2, WHETHER OR NOT CAUSED BY THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE OF AEPC AND/OR CLAIM OF STRICT LIABILITY OR ANY CAUSE WHATSOEVER. NOTWITHSTANDING THE FOREGOING, THE INDEMNIFICATION CONTAINED WITHIN THIS SECTION 6.3(a) DOES NOT SUPERCEDE ANY ALLOCATION OF LIABILITIES CONTAINED IN ANY OPERATING AGREEMENT IN EFFECT BETWEEN THE PARTIES PURSUANT TO THE TERMS OF THE JOINT EXPLORATION AGREEMENT. IN NO EVENT SHALL WARREN BE LIABLE FOR OR BE OBLIGATED TO INDEMNIFY AEPC AGAINST EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES.

ARTICLE VII
Covenants of the Parties

        7.1    Access

        (a)  Between the date of execution of this Agreement and continuing until the Closing Date, Assignor will give Assignee and its representatives access to the Assets and access to and the right to copy, at Assignee's expense, the Records in Assignor's possession, for the purpose of conducting an investigation of the Assets, but only to the extent that Assignor may do so without violating any obligations to any third party. Such access by Assignee shall be limited to Assignor's normal business hours, and any weekends and after hours requested by Assignee that can be reasonably accommodated by Assignor, and Assignee's investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. All information obtained by the parties and their representatives under this Agreement or the Letter of Intent dated October 30, 2002, between the Parties shall be deemed to be subject to the confidentiality provisions set forth in Paragraph 12.9 of the Joint Exploration Agreement.

        (b)  ASSIGNEE ACKNOWLEDGES THAT EXCEPT TO THE EXTENT CONTAINED IN AN EXPRESS REPRESENTATION IN THIS AGREEMENT, THE CERTIFICATE OF ASSIGNOR TO BE DELIVERED PURSUANT TO SECTION 9.2(e) OR THE CONVEYANCES, ASSIGNOR HAS MADE NO REPRESENTATIONS OR WARRANTIES, WHETHER ORAL OR WRITTEN, AND ASSIGNOR DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION OBTAINED BY ASSIGNEE UNDER THIS SECTION, OR AS TO ASSIGNOR'S TITLE TO THE ASSETS, AND IN ENTERING INTO AND PERFORMING THIS AGREEMENT, ASSIGNEE HAS RELIED AND WILL RELY SOLELY UPON ITS INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE ASSETS, THEIR VALUE AND ASSIGNOR'S TITLE THERETO AND UPON THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATE OF ASSIGNOR TO BE DELIVERED PURSUANT TO SECTION 9.2(e) OR THE CONVEYANCES.

        7.2    Letters-in-Lieu; Assignments; Operatorship

        (a)  Assignor will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets on forms prepared by Assignee and reasonably satisfactory to Assignor to reflect the transaction contemplated hereby.

        (b)  Assignor will prepare and Assignor and Assignee will execute on the Closing Date all assignments necessary to convey to Assignee all federal or state leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Assignee and Assignor.

        (c)  Assignor will assist Assignee in its efforts to succeed Assignor as operator of any Wells included in the Assets and the Sun Dog Wells. Assignee shall promptly, following Closing, file all appropriate forms, pit permit transfers and declarations or bonds with federal and state agencies relative to its assumption of operatorship. Assignor shall execute and deliver to Assignee and Assignee shall promptly file all regulatory and administrative forms transferring operatorship of such Assets and the Sun Dog Wells to Assignee.

        7.3    Public Announcements

        Until the Closing, neither party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other; provided, however, the foregoing shall not restrict disclosures by Assignor or Assignee which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

        7.4    Operation of Business

        Until the Closing, Assignor (i) will operate its business in the ordinary course, (ii) will not, without the prior written consent of Assignee, which consent shall not be unreasonably withheld, commit to any operation, or series of related operations, reasonably anticipated by Assignor to require future capital expenditures by the owner of the Assets in excess of $10,000.00, or make any capital expenditures in excess of $10,000.00, or terminate, materially amend, execute or extend any material agreements affecting the Assets, (iii) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Leases, (v) will maintain all material governmental permits and approvals affecting the Assets, (vi) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any material Assets except for sales and dispositions of oil and gas production made in the ordinary course of business consistent with past practices and (vii) will not commit to do any of the foregoing. In the event of an emergency, Assignor may take such action as a prudent operator would take and shall notify Assignee of such action promptly thereafter.

        7.5    Indemnity Regarding Access

        Assignee agrees to indemnify, defend and hold harmless Assignor and all such Persons' directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys' fees), including claims, liabilities, losses, costs and expenses attributable to personal injuries, death, or property damage, arising out of or relating to access to the Assets by the Assignee, the Records and other related activities or information prior to the Closing by Assignee, its Affiliates, or its or their directors, officers, employees, agents or representatives.

        7.6    Consents and Preferential Rights

        Should a third party fail to exercise its preferential right to purchase as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, subject to the remaining provisions of this Section 7.6, such Assets shall be included in the transaction at Closing and the following procedures shall be applicable:

          (a)  The Conveyance from Assignor to Assignee of the Assets affected by such preferential rights shall be delivered into a mutually agreeable escrow together with the value of the affected Assets. Assignee shall take beneficial possession of the affected Assets and be entitled to all production, income, proceeds, receipts and credits to which Assignee would be entitled hereunder, and shall indemnify Assignor against any matters for which Assignee would be liable hereunder with respect to the affected Assets. Title to the affected Assets shall not transfer, and the Conveyance shall not be released from escrow, until such preferential right to purchase has been waived or has expired.

          (b)  Assignor shall, at its sole expense, continue to use commercially reasonable efforts to obtain the waiver of the preferential rights and shall continue to be responsible for the compliance therewith.

          (c)  Should the holder of the preferential right exercise same, Assignee and Assignor agree to cause the affected Assets to be transferred to such holder on the terms and provisions set out herein and in the applicable preferential right provision, and Assignor shall pay the value for such Asset (adjusted as set out in Article III) to Assignee. In such event, Assignor shall be entitled to retain the consideration paid by the third party.

          (d)  If the restriction is waived or removed or if the time limit otherwise set forth relating to the preferential right expires, Assignor and Assignee shall take all action necessary to ensure that the affected Assets are promptly conveyed out of escrow to Assignee.

          (e)  Once the provisions of subparagraph (d) above are satisfied and all obligations in connection therewith have been fulfilled, the Closing shall be deemed to have occurred for all purposes hereunder with respect to the affected Assets.

        Should any third party bring any suit, action or other proceeding seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce preferential rights, the Assets affected by such suit, action or other proceeding shall be excluded from the Assets transferred at Closing and the Cash Consideration shall be reduced by the value of such excluded Assets. Promptly after the suit, action or other proceeding is dismissed or settled or a judgment is rendered, Assignor shall sell to Assignee and Assignee shall purchase from Assignor all such Assets not being sold to the third party for a purchase price equal to the value of such Assets, adjusted as provided in Article III.

        7.7    Gas Imbalances

        At Closing, the Cash Consideration will be adjusted for any gas imbalances. Claims by third parties regarding production imbalances will be subject to the indemnification obligation set forth in Section 6.3 of this Agreement.

        7.8    Tax Matters

        Subject to the provisions of Section 7.9, Assignor shall be responsible for all Taxes (other than ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 2.2) attributable to any period of time at or prior to Effective Date, including without limitation income Taxes arising as a result of the gain recognized on the transfer of the Assets, Assignee shall be responsible for all such Taxes attributable to any period of time after the Effective Date. Regardless of which party is responsible, Assignor shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes).

        7.9    Sales and Other Transfer Taxes

        Assignee shall bear the cost of all applicable sales taxes, real property transfer taxes, recording fees, and other taxes (other than income taxes) payable as a result of the transfer of the interest in the Assets conveyed hereunder and shall defend and hold Assignor harmless with respect to the reporting and payment of all such taxes (including any interest and penalties assessed thereon). Sales taxes shall be adjusted for in the Post-Closing Settlement and remitted by Assignor in accordance with applicable law, and such other taxes payable as a result of the transfer shall be paid directly by the Assignor or as otherwise required. If at any time after the Post-Closing Settlement, Assignor shall become liable for taxes for which Assignee is responsible under this section, Assignee shall promptly reimburse Assignor for such taxes and related costs, including any penalties and interest thereon assessed by any governmental authority relating thereto.

        7.10    Joint Billing Audits, Credits and Advances.

        Assignor shall be responsible for the settlement of all joint billing audits relating to accounting periods prior to the Effective Date. Assignee shall be responsible for the settlement of all joint billing audits relating to accounting periods on or after the Effective Date. Any credits or advances received by Assignee after the Effective Date which are attributable to operations prior to the Effective Date shall be reimbursed to Assignor by Assignee and any credits or amounts received by Assignor which are attributable to operations on or after the Effective Date shall be reimbursed to Assignee by Assignor.

        7.11    Certain Other Tax Matters.

        Assignor and Assignee agree that this transaction is subject to the reporting requirements of Section 1060 of the Internal Revenue Code of 1986 as amended. Therefore, IRS Form 8594, Asset Acquisition Statement, is required to be and will be filed for this transaction. The parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation. Each party to this Agreement shall provide the other party with reasonable access to all relevant documents, data, and other information (including but not limited to providing Assignee, upon Assignee's request, copies of such documents, data and other information but excluding that which is subject to an attorney-client privilege) which may be required by the other party for the purpose of preparing tax reports and returns, making tax payments, filing refund claims and responding to any audit by any taxing jurisdiction. Each party to this Agreement shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes. The Assignor and Assignee further agree that, on of before the Closing Date, they will mutually agree as to the allocation of the Asset values attributable to leasehold costs and depreciable equipment.

        7.12    Accounting for Interim Operation.

        Assignor shall have the right to hold all production prior to the Effective Date attributable to the Assets for Assignor's account, and all production thereafter attributable to the Assets shall be for the account of Assignee. In accounting to Assignee for interim operations Assignor shall deduct from revenues accruing to the Assets from the sale of production the following:

          (i)    All royalties and overriding royalties;

          (ii)  All lease operating expenses and capital costs which shall be interpreted in accordance with generally accepted accounting principles and the COPAS standards;

          (iii)  Any severance, production, and other taxes (except federal and state income tax); and

          (iv)  Other payments out of or with respect to production with which the Assets are burdened or encumbered.

        7.13    Continued Obligation to Disclose

        Before and after Closing, Assignor shall immediately provide Assignee with information, which may materially affect the Assets, or the transaction contemplated herein, upon receipt of same.

ARTICLE VIII
Conditions to Closing

        Assignor's and Assignee's obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver by the other party of the following conditions:

          (a)    Representations

          The representations of each party contained in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of that date.

          (b)    Performance

          Each party shall have performed and observed, in all material respects, the obligations, covenants and agreements hereunder to be performed by it at or prior to Closing.

          (c)    Pending Matters

          Except as disclosed in Schedule 4.6, no suit, action or other proceeding by a third party (including any Governmental Body) shall be pending or threatened which seeks substantial damage from Assignor or Assignee in connection with the Assets, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement. The Closing shall not violate any order or decree of any court or Governmental Body having competent jurisdiction.

          (d)    Consents to Purchase

          All necessary consents to assign contracts, rights-of-way and property rights shall have been obtained. If Assignor fails to obtain a consent so that an Asset cannot be conveyed to Assignee, Assignor and Assignee will agree to a monetary adjustment to the Exchange. Such adjustment will be made pursuant to Sections 10.1 and 10.2 below.

          (e)    Joint Exploration Agreement

          AEPC and Warren will execute and deliver the Joint Exploration Agreement providing for the joint exploration and development of oil and gas from the lands covered thereby.

          (f)    Cost Sharing Agreement

          AEPC and Warren will execute and deliver the Cost Sharing Agreement.

ARTICLE IX
Closing

        9.1    Date and Place of Closing

        The consummation of the Exchange of the Assets (the "Closing") shall, unless otherwise agreed to in writing by the parties hereto, take place on or before December 13, 2002, or such other date as the parties hereto may mutually agree upon, (the "Closing Date") at the offices of AEPC, located at 1201 Lake Robbins Drive, The Woodlands, Texas, or if all conditions in Article VIII to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the parties under Article X.

        9.2    Closing Obligations

        At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

          (a)  Assignor and Assignee shall execute, acknowledge and deliver (i) conveyance documents substantially in the form set forth in Exhibits F-1 and F-2 attached hereto and such other instruments of transfer and assignment necessary to convey to Assignee the Assets in the manner contemplated by this Agreement, (ii) the Joint Exploration Agreement and (iii) the Cost Sharing Agreement.

          (b)  AEPC shall wire transfer the Cash Consideration (as may be adjusted pursuant to Article III or other provisions of this Agreement), the Reimbursed Development Costs and the Reimbursed NEPA Costs including any applicable sales tax, according to Warren's instructions.

          (c)  The Assignor shall deliver to Assignee possession of the Assets conveyed hereunder as provided for in this Agreement and Assignee shall take possession of such Assets as of the Closing Date.

          (d)  Assignor and Assignee shall execute, acknowledge, and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payments of proceeds attributable to production from the interest in the Assets conveyed hereunder to Assignee.

          (e)  A certificate duly executed by an authorized corporate officer of Assignor, dated as of Closing, certifying on behalf of Assignor that the conditions set forth in Article VIII have been fulfilled.

          (f)    Assignor and Assignee shall execute, acknowledge, and deliver such other instruments and take such other action as may be necessary to carry out their respective obligations under this

  Agreement, including, at the request of a party hereto, the transfer of an interest in any permit pending before any Governmental Body such that the party can assume lead responsibility for defending any NEPA documents before any appeal boards.

          (g)  Not later than three (3) Business Days prior to Closing Date, Warren shall prepare and deliver to AEPC, based upon the best information available to Warren, a preliminary settlement statement estimating the Cash Consideration after calculating and applying the adjustments set forth in Article III (including lease acquisition costs referred to in Paragraph (e) thereof), the Reimbursed Development Costs and the Reimbursed NEPA Costs subject to final adjustments as per Article X. Assignor and Assignee shall execute such preliminary settlement statement and the estimate delivered in accordance with this Section 9.2(g) shall constitute the dollar amount to be paid by Assignee to Assignor at Closing (the "Closing Payment").

          (h)  Assignor shall execute and deliver to Assignee an affidavit of non-foreign status.

          (i)    From time to time after the Closing, and at such time(s) as the Parties mutually deem necessary, required or advisable in order to fully effectuate the intent of this Agreement, Warren and AEPC agree to and shall execute one or more of the non-exclusive limited license attached hereto as Exhibit E.

          (j)    Assignor shall, at or as promptly as reasonably possible after Closing, provide Assignee with copies, or originals of relevant oil and gas leases, contracts, amendments, opinions, non-compliance notices and correspondence that are found in Assignor's files, and the operational, engineering, geological, environmental and marketing files pertaining to the Assets. Assignor shall have no obligation to furnish Assignee any data or information which is proprietary to third parties or which Assignor cannot provide Assignee because of third-party restrictions on Assignor or which does not directly pertain to the Assets. All information and data shall be furnished as a matter of convenience only to Assignee and Assignee's reliance on same shall be at Assignee's sole risk.

          (k)  At or as promptly as reasonably possible after the Closing, Assignor shall provide to Assignee a listing showing all proceeds from production attributable to the Assets that are held in suspense and shall transfer to Assignee all such suspended proceeds. Thereafter, Assignee shall be responsible for such suspended proceeds.

ARTICLE X
Post-Closing and Continuing Obligations

        10.1    Post-Closing Settlement

        Within ninety (90) days after the Closing, a final settlement statement will be prepared by Assignor and submitted to Assignee showing income and expenses for the Assets between the Effective Date and Closing Date and other charges and credits provided in this Agreement. Neither party to this Agreement shall be absolved from liability should such accounting and adjustment not be completed within said 90-day period.

        Assignor shall be credited with:

          (a)  The amount of all costs and expenses paid by Assignor, including without limitation, royalties, rentals and other charges, ad valorem and other taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, expenses paid under applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, not including income taxes paid by Assignor, in connection with the operation of the Assets on or subsequent to the Effective Date, excluding any such costs that were included in the Reimbursed Development Costs or the Reimbursed NEPA Costs.

          (b)  An amount equal to all prepaid expenses attributable to the Assets that are paid by or on behalf of Assignor prior to the Closing Date and that are, in accordance with generally accepted accounting principles, attributable to the period on or after the Effective Date, including without limitation, prepaid ad valorem, property, production, severance, and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom. Any refund of ad valorem tax attributable to the period before the Effective Date received by Assignee shall be credited to Assignor.

        Assignee shall be credited with:

          (a)  Proceeds received by Assignor that are, in accordance with generally accepted accounting principles, attributable to the Assets for the period of time on or after the Effective Date.

          (b)  The amount of all costs and expenses paid by Assignee, including, without limitation, royalties, rentals, and other charges, ad valorem, property, production, excise, severance, and other taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, expenses paid under applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, not including income taxes paid by Assignee, in connection with the operation of the Assets prior to the Effective Date.

          (c)  Any unpaid amount attributable to any reduction under Section 7.3 which occurs on or subsequent to the Effective Date and prior to the Closing Date.

          (d)  Any amount attributable to any Asset that could not be conveyed pursuant to Section 9.1(d).

        10.2    In addition to the matters mentioned above:

          (a)  The final settlement statement shall include any other debits and credits, either cash or accrued, but excluding income and franchise taxes, which under generally accepted accounting principles would reflect transfer of ownership of the Assets on the Effective Date.

          (b)  Assignee shall have the right for a period of ninety (90) days from the date of the final settlement statement in which to audit the matters covered thereby, including, without limitation, the Reimbursed Development Costs and Reimbursed NEPA Costs, and respond with objections and proposed corrections to the final settlement statement.

          (c)  Within thirty (30) days after Assignor's receipt of Assignee's modifications to the final settlement statement, Assignor and Assignee will agree with respect to the adjustments or payments and the amount due from Assignee or Assignor, as the case may be, shall be submitted to the other party. The final settlement statement shall be deemed conclusive and not subject to final audit by either party. Either party shall pay to the other, the amount due, as applicable within ten (10) days after receipt of the final settlement statement ("Post Closing Settlement"). All payments made hereunder shall be by electronic transfer of immediately available funds to a bank and account specified by the applicable party in writing.

        10.3    Further Assurances

        After Closing, Assignor and Assignee shall execute, acknowledge and deliver all such further conveyances, transfer orders, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Assignee and its successors and assigns all of the Assets and to assure fully to Assignor and its successors and assigns the assumption of liabilities and obligations of Assignor by Assignee. Assignee agrees that it will comply with any and all applicable rules and regulations of any governmental authority having jurisdiction over the Assets including any such rules and regulations requiring Assignee to obtain supplemental bonding, letters of credit or other financial security relating to Assignee's ownership of the Assets whether as operator or non-operator of said Assets and Assignee agrees that it shall indemnify and hold Assignor harmless from any liability resulting from Assignee's failure to so comply with any such rule or regulation.

        10.4    Recording

        Assignee shall, at its own cost, immediately record the conveyance documents in the appropriate office of the state in which the lands covered by the Assignment is located as well as the Bureau of Land Management and shall immediately file for and obtain the approval of any federal or state government agencies to the assignment of the Assets. Assignee shall supply Assignor with a true and accurate photocopy of the recorded and filed assignment within a reasonable period of time after its recording and filing.

        10.5    Preservation of Books and Records

        For a period of five (5) years after the Closing Date, the party in possession of the originals will retain the original books, records and files and will make such books, records and files available to the other party upon reasonable notice at the headquarters of the party in possession, at reasonable times and during regular office hours.

ARTICLE XI
Termination of Agreement

        This Agreement may be terminated at any time prior to the Closing Date (i) by a party if, at the Closing Date, a Condition to Closing has not been met or waived pursuant to Section 9.2, however, a party may not terminate under this subsection unless the terminating party has met all Conditions to Closing contained in Section 9.2, or any conditions which have not been met have been waived, and stands ready to Close; or (ii) by mutual agreement. In the event Closing does not occur because of an event identified in subsection (i) then the terminating party hereunder shall be entitled to all remedies available at law or in equity, specifically including but not limited to specific performance, and shall be entitled to recover court costs and attorney's fees in addition to any other relief to which such party may be entitled.

ARTICLE XII
Miscellaneous

        12.1    Notices

        All notices, disclosures or other communications which are required or permitted hereunder shall be in writing and shall be delivered as follows:

    Anadarko E&P Company LP
    Attn: Onshore Development, CBM Manager
    P.O. Box 1330
    Houston, TX 77251-1330
    (832) 636-8743
    Fax (832) 636-8095
    Street Address:
    1201 Lake Robbins Drive
    The Woodlands, TX 77380

    Warren Resources, Inc.
    Attn: Norman F. Swanton
    Chief Executive Officer
    489 Fifth Avenue
    32nd Floor
    New York, New York 10017
    Phone: (214) 697-9660
    Fax: (214) 697-9466

        12.2    Survival

        All of the representations, warranties, and agreements contained herein, including without limitations those set out in Article 4, of or by the parties hereto shall survive the delivery of the Conveyances, without limitation.

        12.3    Assignment

        Except as otherwise stated herein, this Agreement and the rights and obligations hereunder shall not be assignable by either party without prior written consent of the other party, which shall not be unreasonably withheld unless the assignment occurs by merger, reorganization or sale of all of the party's Assets.

        12.4    Entirety of Agreement and Amendment

        This Agreement, together with all Exhibits and Schedules, that are attached hereto and incorporated herein, constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, representations, and prior agreements and understandings relating to such subject matter. This Agreement may be amended, modified, and supplemented only in writing duly executed by Assignor and Assignee.

        12.5    Descriptive Headings

        The headings of the Articles and subparagraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

        12.6    Severability

        If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

        12.7    Successors and Assigns

        This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and except as otherwise prohibited, their respective designees, successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

        12.8    Governing Law

        This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Texas without regard to principle of conflicts of laws otherwise applicable to such determinations.

        12.9    Termination of Coalbed Gas Exploration Agreement

        Subject to the Closing of this Agreement, the Coalbed Gas Exploration Agreement, and any rights or claims pursuant thereto, dated August 20, 1999, entered into between Union Pacific Land Resources Corporation, the predecessor in interest to AEPC, as the farmor, and Tower Columbia Corporation, the predecessor in interest to Warren, as the farmee, shall terminate as of the Effective Date as to any lands earned by Warren during the period in which the Coalbed Gas Exploration Agreement was in effect.

        12.10    Event of Conflict

        In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Exhibits, the provisions of this Agreement shall prevail. If the provisions of this Agreement and the

Joint Exploration Agreement are not in direct conflict, then the provisions of this Agreement and the Joint Exploration Agreement shall be read together.

ARTICLE XIII
Definitions

        "Adjustment Period" has the meaning set forth in Article III.

        "Adjusted Purchase Price" shall mean the Purchase Price after calculating and applying the adjustments set forth in Article III.

        "AFE" means authority for expenditure.

        "Affiliates" with respect to any Person, means any person that directly or indirectly controls, is controlled by or is under common control with such Person.

        "Agreement" has the meaning set forth in the first paragraph of this Agreement.

        "Assets" has the meaning set forth in Section 1.2.

        "Assignee" has the meaning set forth in the third paragraph of this Agreement.

        "Assignor" has the meaning set forth in third paragraph of this Agreement.

        "Business Day" means each calendar day except Saturdays, Sundays, and Federal holidays.

        "Bureau of Land Management" has the meaning set forth in Section 5.2(a).

        "Cash Consideration" has the meaning set forth in Section 1.1.

        "Closing" has the meaning set forth in Section 9.1.

        "Closing Date" has the meaning set forth in Section 9.1.

        "Contracts" has the meaning set forth in Section 1.2(d).

        "Conveyance" has the meaning set forth in Section 5.1(b).

        "Cost Sharing Agreement" has the meaning set forth in Section 1.5(c).

        "Cure Period" has the meaning set forth in Section 5.3(a).

        "Defensible Title" has the meaning set forth in Section 5.2(a).

        "Deferred Payment" has the meaning set forth in Section 1.5.

        "Development Costs" has the meaning set forth in Sections 1.5(b).

        "Earned" shall have the meaning set forth in Section 2.2.

        "Effective Date" has the meaning set forth in Section 2.1.

        "Environmental Laws" means, as the same have been amended as of the Effective Date, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq. (the "Clean Water Act"); the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the Effective Date of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment and all regulations implementing the foregoing, including but not limited to the BLM, Wyoming DEQ, and all other State governmental subdivisions with authority over environmental matters.

        "Environmental Liabilities" shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys' fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Law which is attributable to the ownership or operation of the Properties prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Law which is attributable to the ownership or operation of the Properties prior to the Effective Time.

        "Equipment" has the meaning set forth in Section 1.2(f).

        "Excluded Assets" has the meaning set forth in Section 1.3.

        "Governmental Authorization" has the meaning set forth in Section 4.13.

        "Governmental Body" means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

        "Hazardous Materials" shall mean any radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, pollutants, contaminants, hazardous, corrosive or toxic substances, including compounds known as chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, migration, or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws, including, but not limited to, (i) all "hazardous substances" as that term is defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and (ii) petroleum and petroleum products.

        "Hydrocarbons" means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

        "Incurred" shall have the meaning set forth in Section 2.2.

        "Joint Exploration Agreement" has the meaning set forth in the fourth recital paragraph of this Agreement.

        "Lands" has the meaning set forth in Section 1.2(a).

        "Laws" means all statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

        "Leases" has the meaning set forth in Section 1.2(a).

        "Material Adverse Effect" means any adverse effect on the ownership, operation or value of the Assets, as currently operated, which (a) is material to the ownership, operation or value of the Assets, taken as a whole, for purposes of determining whether the conditions to Closing have been satisfied or (b) exceeds $100,000 in value for all other purposes under this Agreement, provided, however, that "Material Adverse Effect" shall not include general changes in industry or economic conditions or changes in laws or in regulatory policies.

        "NEPA Costs" has the meaning set forth in Section 1.5(c).

        "Net Revenue Interest" shall mean all of the working interests less all royalties, overriding royalties, non-participating royalties, net profits interest or similar burdens on or measured by production of oil and gas.

        "NORM" means naturally occurring radioactive material.

        "Permitted Encumbrances" has the meaning set forth in Section 5.2(b).

        "Person" means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

        "Properties" has the meaning set forth in Section 1.2(c).

        "Property Costs" has the meaning set forth in Section 2.2.

        "Reimbursed Development Costs" has the meaning set forth in Section 1.1.

        "Reimbursed NEPA Costs" has the meaning set forth in Section 1.1.

        "Records" has the meaning set forth in Section 1.2(g).

        "State" shall have the meaning set forth in Section 5.2(a).

        "Sun Dog Wells" shall have the meaning set forth in Section 1.3(f).

        "Surface Contracts" has the meaning set forth in Section 1.2(e).

        "Taxes" means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding Taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

        "Tax Returns" has the meaning set forth in Section 4.7.

        "Title Arbitrator" has the meaning set forth in Section 5.3(e).

        "Title Claim Date" has the meaning set forth in Section 5.3(a).

        "Title Defect" has the meaning set forth in Section 5.2(c).

        "Title Defect Amount" has the meaning set forth in Section 5.3(c)(i)(A).

        "Title Defect Notice" has the meaning set forth in Section 5.3(a).

        "Title Defect Property" has the meaning set forth in Section 5.3(a).

        "Tribe" shall have the meaning set forth in Section 5.2(a).

        "Units" has the meaning set forth in Section 1.2(c).

        "Wells" has the meaning set forth in Section 1.2(b).

        EXECUTED on the date first set forth above and effective as of the Effective Date upon final execution.

ANADARKO E&P COMPANY LP By: ANADARKO GENERAL RESOURCES LLC, GENERAL PARTNER		WARREN RESOURCES, INC.
By:	/s/ MARK L. PEASE	By:	/s/ NORMAN F. SWANTON
Name: Mark L. Pease Title: Vice President Tax ID No. 73-0739973		Name: Norman F. Swanton Title: President and Chief Executive Officer Tax ID No. 11-3024080

QuickLinks

EXCHANGE AGREEMENT